Exhibit 23.1

                                                 CA. Bharat Parikh

                                                        B.Com., F.C.A

To,

Folkup Development Inc.

State of Nevada,

USA.

Attn: Ms. Milena Topovac Tomovic

Subject: Consent to File, to Add As Exhibit 23.1

Dear Madam,

We consent to use, through incorporation of our report dated March 16, 2017 to the shareholder of the company on the following financial statements:

•

Balance sheet as of November 30, 2016

•

Statements of operations, stockholders' equity, and cash flows for the period July 05, 2016 (inception) to November 30, 2016.

We further give our consent for incorporating our name as Bharat Parikh & Associates, Chartered Accountants, India in the form exhibit 23.1 and as an experts in Accounting and Auditing.

This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken upon relying on this letter.

Thanking you

             For Bharat Parikh & Associates

             Chartered Accountants

/s/CA Bharat Parikh

CA Bharat Parikh

(Senior Partner)

Registered with PCAOB

Date: -05/05/2017

Place:- Vadodara, Gujarat, India

CHARTERED ACCOUNTANTS

Head Office: 509-508, Shriram Chambers, R.C.Dutt Rd., Alkapuri, Vadodara-390007, Gujarat India

Branches: India -  Ahmedabad, Mumbai, Delhi

                 Overseas - Texas, U.S.A.

                 U.S.A. Correspondence - 7920 Timber Hill Dr, Indianapolis, IN-46217, U.S.A.

                   Email: bharat.parikh@bpaca.com , info@bpaca.com                  Website: www.bpaca.com